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                                                                    EXHIBIT 99.1


                       REPORT OF INDEPENDENT ACCOUNTANTS

  In connection with our audits of the consolidated financial statements of Providence Journal Company and Subsidiaries for the year ended December 29, 1991, (prior to restatement for discontinued operations of the Company's cable television businesses) which financial statements are not included in the Prospectus, we have also audited the financial statement schedule of Providence Journal Company for the year ended December 29, 1991, (prior to restatement for discontinued operations of the Company's cable television businesses) listed in
Item 21(b) herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein (prior to restatement for discontinued operations of the Company's cable television businesses).

                                                  Coopers & Lybrand

Boston, Massachusetts
February 12, 1992